Exhibit 99.1

Fermi Inc. Announces “Fermi 2.0” Strategic Evolution, New Board Chairman, Leadership Transitions, and New Office Locations

Next Phase of Evolution Marks Transition from Start-Up to Scaled Enterprise

Names New Chairman of the Board, Marius Haas, and Board Director Jeffrey S. Stein

Affirms Ongoing Commitment to Project Matador Buildout, Texas Tech Partnership and Serving America’s Energy Needs

Dallas, Texas – April 20, 2026 – Fermi Inc. (“Fermi” or the “Company”) today announced a series of strategic and leadership initiatives under a new phase of the Company’s evolution as it continues to progress along its path to becoming a mature, established entity, well positioned for long-term, sustainable growth. Following notable achievements for Project Matador across construction, buildout and regulatory milestones, these developments will position Fermi for its next chapter of innovation, operational excellence, and client-focused service.

A New Chapter: Fermi 2.0

Fermi 2.0 represents a comprehensive progression of the Company’s strategic direction, governance structure, and operating platform. Building on its existing strengths, the Company intends to:

●	Deepen its relationships with academic and community partners, including the Texas Tech University System (“TTUS”)

●	Enhance the experience and outcomes for its clients and tenants

●	Invest in talent, technology, and infrastructure from its new Dallas headquarters and Amarillo office

●	Strengthen governance and leadership succession under an independent, high-caliber Board

●	Memorialize binding commitments for the first set of client-tenants

●	Cultivate strategic investors including client-tenants, sovereign funds, and third parties whose participation will prove immediately accretive to shareholders

●	Continue to move forward at “FermiSpeed” with its nuclear buildout

“Project Matador has the potential to deliver generational impact—not just for TTUS, but for national security, American energy independence, and the future of advanced research and industry in West Texas,” said Chancellor Brandon Creighton. “TTUS remains firmly committed to our partnership with Fermi America and to the long-term opportunity this project represents for our region, our state, and the nation. Building on that progress, we are actively engaged in good-faith discussions to extend certain milestones in the lease agreement as we advance Project Matador into its next phase.”

Under Fermi 2.0, the Company will implement the following key changes:

New Leadership

Fermi has announced that, effective immediately, Lead Independent Board Director Marius Haas has stepped into the role of Chairman of the Board. Fermi co-founder Toby Neugebauer has departed from his role as Chief Executive Officer, but he remains a member of the Board.

“I’m incredibly proud of what our team has built and am honored to step into the position of Chairman,” said Haas. “In addition to my role as a director on Fermi’s Board since founding, I have served on a number of public company boards and leadership teams in the technology sector. I look forward to lending my expertise to chairing Fermi’s Board at an exciting time in the Company’s evolution as we continue to execute on the success of Project Matador and identify new leadership for our next chapter.”

In connection with this transition, Fermi is in negotiations with a candidate to serve as Interim Chief Financial Officer. The Company looks forward to sharing details on its Interim CFO this week. Miles Everson has resigned as CFO and has been elected as a Board Director as a result of the exercise of director designation rights held by the Melissa A. Neugebauer 2020 Trust.

Additionally, Jeffrey S. Stein has been elected to the Board of Directors, bringing extensive public and private company leadership and energy expertise.

Creation of Office of the CEO

To ensure continuity and operational momentum during the CEO transition, Fermi’s Board has established a new Office of the CEO that will act as the Company’s interim operational leadership team. This office will be composed of Jacobo Ortiz Blanes, previously Chief Operating Officer, and Anna Bofa, previously a Board Advisor, each of whom has been appointed as a Co-President of the Company and share in the responsibilities previously held by Toby Neugebauer. In this capacity, Ortiz Blanes and Bofa will report to Board Chair Haas and collectively oversee day-to-day operations and execution of Fermi 2.0, while a search for a new CEO is underway.

Bofa has been an instrumental advisor to Fermi’s Board and leadership team, with a track record of building trusted relationships with key partners including TTUS, the Company’s shareholders, and—most importantly—its clients and tenants, especially in the tech industry.

Ortiz Blanes has led Fermi since its inception and has been pivotal to guiding the company’s operational initiatives and driving its growth trajectory through partnerships, shareholder relationships, and the unprecedented buildout of Project Matador.

“The Office of the CEO is designed to provide stable, experienced leadership during this important transition,” said Haas. “Jacobo and Anna each bring critical strengths that will help us maintain operational excellence, deepen our partnerships, and keep our clients and tenants at the center of everything we do.”

Leadership Search Committee

Fermi’s Board of Directors has initiated a formal search process for the Company’s next CEO and has engaged leading executive search firm Heidrick & Struggles. A committee composed of Haas and independent directors Lee McIntire and Cordel Robbin-Coker will work in conjunction with Heidrick to identify and recommend CEO candidates who can drive Fermi 2.0 forward and build on the legacy established by its founders.

“Our mandate is clear,” said McIntire. “We are seeking a leader with strong operational expertise, a deep commitment to Fermi’s mission, strong public company experience, and a demonstrated ability to work in close partnership with our stakeholders, including our clients, tenants, university and community partners, and shareholders.”

New Corporate Offices

As part of Fermi 2.0, the Company will establish a new corporate headquarters in Dallas, Texas and will be building out a corporate office presence at its Project Matador site in Amarillo, Texas. These new offices underscore Fermi’s commitment to Texas as a strategic hub for its operations, partnerships, and growth, and reflect the Company’s maturation from a start-up to a scaled enterprise.

“Dallas offers world-class talent, a dynamic business environment, and proximity to many of our key stakeholders, and Amarillo provides us with on-site presence to Project Matador’s buildout and close proximity to our partners at TTUS,” said Bofa.

“Fermi is evolving from an entrepreneurial start-up culture into a public-company-caliber professional enterprise. Establishing an official presence in Dallas (within a premier office park location to be announced) and Amarillo represents an important step in that evolution. Our new offices will serve as a platform for deeper collaboration with partners and will enhance our ability to serve our clients and tenants,” said Ortiz Blanes.

Biographies:

Marius Haas – Chairman of the Board

Marius Haas is a Founding Partner of BayPine. Haas has spent most of his career leading executive teams and organizations in the technology and enterprise solutions industry, and has significant expertise in digital transformation, emerging technologies, and B2B business models. His career includes senior leadership roles at Dell Technologies, Hewlett-Packard (Chief Strategy Officer and Head of Global M&A), Compaq and Intel Corporation.

Prior to BayPine, Haas served as President and Chief Commercial Officer of Dell Technologies, which had over $90 billion of revenue in fiscal year 2020. He played an instrumental role as a senior operating executive in the take-private of Dell in 2013, the subsequent integration of Dell, EMC, and VMware in 2016, and the strategic transformation of Dell from a commodity PC supplier into a leading provider of strategic technology infrastructure and managed enterprise solutions.

Haas currently serves on the boards of Harbor, HydroBlok NA, and Fermi America. He also has served as an industry advisor to KKR’s technology investment team. Haas holds a BA from Georgetown University and an MBA from the American Graduate School of Global Management.

Jacobo Ortiz Blanes – Co-President, Office of the CEO

Jacobo Ortiz Blanes is the former Chief Operating Officer of the Company. He has led the acquisition, construction and management of several real estate transactions valued at more than $280M.

In 2008, Ortiz Blanes founded Las Brisas Property Management, which is an economic group dedicated to property and construction management, and real estate consulting services, where he currently serves as its President. Las Brisas Property Management is the largest real estate services firm in Puerto Rico and the Caribbean, in terms of scale and scope for service offerings, with ten million square feet of office, industrial, retail, and assets under management, and employs 70 full-time employees.

Before founding Las Brisas Property Management, Ortiz Blanes worked for 15 years as a marketing manager with S. C. Johnson & Son, Inc., one of the largest American multinationals privately held manufacturing companies, leading the development of household cleaning supplies and other consumer chemicals.

Ortiz Blanes graduated from Haverford College with a Bachelor of Arts degree in Political Science. He serves on the board of United Surety & Indemnity Company, a Puerto Rican insurance company founded in 1990, and is also a member of its Investment Committee. Ortiz Blanes also holds a Master of Science degree in Food Marketing from Cornell University. He has professional accreditations as a Licensed Real Estate Broker and Certified Property Manager from the Institute of Real Estate Management.

Anna Bofa – Co-President, Office of the CEO

Anna Bofa served Fermi’s board and management team as a Board Observer since its IPO, bringing an extensive track record of scaling businesses and driving key partnerships. Her technology career spans nearly two decades, during which she has helped build category-defining technology platforms.

Bofa began her career at Google, was an early team member at Dropbox and Pinterest, and later served as a Global Head of Product Programs at Meta, where she helped launch and scale global initiatives. She is also the Co-Founder of Crate AI, a company pioneering models that unlock new layers of internet personalization.

Bofa brings deep expertise in strategy and execution, with a proven history of driving growth, adoption, partnerships and monetization across the world’s most recognized technology companies.

Bofa holds a Bachelor’s degree from Dartmouth College.

Jeffrey S. Stein – Board Director

Jeffrey S. Stein is Co-Founder and Managing Partner of Breakpoint Advisory Partners LLC, a boutique corporate advisory and investment banking firm that provides consulting services to companies navigating complex transactions and strategic transformations. Stein is an accomplished corporate executive and director, including leadership and committee positions, of both public and private companies. Stein has served as an Executive Chairman, Chief Executive Officer, and as a director on audit, compensation, corporate governance, finance, and risk committees.

Stein currently serves as Chairman of the Board of Octave Specialty Group, Inc. Stein previously served as a director on the boards of Sunnova Energy International Inc., Vertex Energy, Inc., Rite Aid Corporation, Troika Media Group, Inc., Aearo Technologies LLC, GWG Holdings Inc., Intelsat Connect Finance S.A., NMC Health plc, Westmoreland Coal Company, and Dynegy Inc.

About Fermi America™

Fermi America™ (NASDAQ & LSE: FRMI) (fermiamerica.com) is pioneering the development of next-generation private electric grids that deliver highly redundant power at gigawatt scale, required to create next-generation artificial intelligence. Co-founded by former U.S. Energy Secretary Rick Perry and Co-Founder and former Co-Managing Partner of Quantum Energy Toby Neugebauer, Fermi America™ combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders to create the world's largest, 17 GW next-generation private HyperGrid campus. Project Matador is expected to integrate the nation's biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to deliver hyperscaler artificial intelligence.

Investor Relations Contact:

Rodrigo Acuna

ir@fermiamerica.com

Media Contact:

fermi@h-advisors.global

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